Exhibit 99.1
Insteel Industries, Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER
AND FISCAL 2012 FINANCIAL RESULTS

MOUNT AIRY, N.C., October 18, 2012 – Insteel Industries, Inc. (NasdaqGS: IIIN) today reported net earnings of $0.8 million for the fourth quarter of fiscal 2012 compared with $1.0 million in the same period a year ago. Earnings per diluted share were unchanged from the prior year period at $0.05. The fourth quarter results for the prior year include $0.3 million of net restructuring recoveries related to the November 2010 acquisition of certain of the assets of Ivy Steel & Wire, Inc. (“Ivy”), which increased net earnings by $0.01 per share.

Insteel’s financial results for the fourth quarter of fiscal 2012 were unfavorably impacted by narrower spreads between selling prices and raw material costs relative to the prior year period. Demand for Insteel’s products remained at depressed levels due to continued weakness in its construction end markets. Insteel’s capacity utilization for the quarter was 48% compared with 44% in the third quarter of fiscal 2012 and 49% in the prior year quarter.

Net sales for the fourth quarter of fiscal 2012 decreased 1.2% to $97.9 million from $99.1 million in the same period a year ago. Shipments increased 4.1% from the prior year quarter while average selling prices decreased 5.1%. On a sequential basis, shipments increased 6.8% from the third quarter of fiscal 2012 while average selling prices decreased 2.1%.

For fiscal 2012, net earnings were $1.8 million, or $0.10 per share, compared with a net loss of $0.4 million, or $0.02 per share, in fiscal 2011. The current year results include restructuring charges related to the Ivy acquisition and a gain on the early extinguishment of debt, which, in the aggregate, reduced pre-tax earnings by $0.4 million and net earnings by $0.01 per diluted share. The prior year results include restructuring charges, acquisition-related costs and a bargain purchase gain related to the Ivy acquisition, which, in the aggregate, reduced pre-tax earnings by $11.3 million and net earnings by $0.40 per share.

Net sales for fiscal 2012 increased 7.8% to $363.3 million from $336.9 million in fiscal 2011. Shipments increased 5.1% from the prior year primarily due to the contribution of the Ivy facilities for the entire period in fiscal 2012 and average selling prices increased 2.6%.

Operating activities provided $11.4 million of cash for the fourth quarter of fiscal 2012 while using $3.2 million in the same period a year ago primarily due to the year-over-year changes in net working capital, which provided $8.5 million of cash in the current year quarter and used $7.3 million in the prior year quarter. Capital expenditures for fiscal 2012 totaled $8.1 million compared with $7.9 million in the prior year, and are not expected to exceed $12.0 million in fiscal 2013. Insteel ended the year with $11.5 million of borrowings outstanding on its $100.0 million revolving credit facility.

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Outlook

Commenting on the outlook for fiscal 2013, Insteel’s president and CEO, H.O. Woltz III said, “After showing signs of improvement earlier in the year, nonresidential construction, our primary demand driver, appears to have moderated in recent months. The heightened level of political and economic uncertainty has fostered a greater degree of conservatism throughout our supply chain, which is likely to persist through the first fiscal quarter. We also expect continued volatility in our raw material costs. In response to these challenges, we have intensified our pursuit of further cost reduction and performance improvement opportunities.

“The expansion plans for our engineered structural mesh (“ESM”) business are proceeding on schedule with the two new production lines expected to be commissioned during the second quarter of fiscal 2013. We believe that these investments will better position us to capitalize on the continued growth of the ESM market as well as broaden our product offering. The state-of-the-art technology that we are employing should also enable us to achieve significant improvements in our manufacturing costs and customer service capabilities, further solidifying our market leadership position.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and fiscal 2012 financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words  “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 1, 2011. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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Insteel Industries, Inc.

It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential construction and the impact on demand for Insteel’s products; the impact of the new federal transportation funding authorization on spending for infrastructure construction and demand for Insteel’s products; the severity and duration of the downturn in residential construction and the impact on those portions of Insteel’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States (“U.S.”) or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for engineered structural mesh and expand its shipments of engineered structural mesh; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended October 1, 2011 and in other filings made by Insteel with the SEC.

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net sales	$97,865	$99,091	$363,303	$336,909
Cost of sales	91,964	91,345	340,845	305,166
Gross profit	5,901	7,746	22,458	31,743
Selling, general and administrative expense	4,578	5,970	18,911	19,608
Gain on early extinguishment of debt	-	-	(425)	-
Restructuring charges (recoveries), net	-	(255)	832	8,318
Acquisition costs	-	-	-	3,518
Bargain purchase gain	-	-	-	(500)
Other income, net	26	(126)	(188)	(222)
Interest expense	149	294	623	958
Interest income	(1)	(1)	(21)	(38)
Earnings before income taxes	1,149	1,864	2,726	101
Income taxes	316	892	917	488
Net earnings (loss)	$833	$972	$1,809	$(387)

Net earnings (loss) per share:
Basic	$0.05	$0.06	$0.10	$(0.02)
Diluted	0.05	0.05	0.10	(0.02)

Weighted average shares outstanding
Basic	17,705	17,598	17,664	17,562
Diluted	17,995	17,781	17,990	17,562

Cash dividends declared per share	$0.03	$0.03	$0.12	$0.12

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 29, 2012	June 30, 2012	October 1, 2011
Assets
Current assets:
Cash and cash equivalents	$10	$10	$10
Accounts receivable, net	42,138	40,714	41,971
Inventories, net	65,774	77,388	76,374
Other current assets	7,146	5,326	4,093
Total current assets	115,068	123,438	122,448
Property, plant and equipment, net	87,716	86,937	89,484
Other assets	5,768	5,646	4,598
Total assets	$208,552	$216,021	$216,530

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$30,126	$32,226	$38,607
Accrued expenses	5,877	5,867	7,377
Current portion of long-term debt	-	-	675
Total current liabilities	36,003	38,093	46,659
Long-term debt	11,475	18,615	13,481
Other liabilities	11,574	10,191	7,916
Commitments and contingencies
Shareholders' equity:
Common stock	17,717	17,691	17,609
Additional paid-in capital	50,379	49,903	48,723
Retained earnings	83,845	83,543	84,157
Accumulated other comprehensive loss	(2,441)	(2,015)	(2,015)
Total shareholders' equity	149,500	149,122	148,474
Total liabilities and shareholders' equity	$208,552	$216,021	$216,530

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Cash Flows From Operating Activities:
Net earnings (loss)	$833	$972	$1,809	$(387)
Adjustments to reconcile net earnings (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,467	2,511	9,762	9,573
Amortization of capitalized financing costs	27	20	97	81
Stock-based compensation expense	744	1,019	2,208	2,917
Gain on early extinguishment of debt	-	-	(425)	-
Asset impairment charges (recoveries)	-	(310)	(11)	3,825
Deferred income taxes	270	683	835	209
Excess tax deficiencies (benefits) from stock-based compensation	120	73	-	(8)
Loss (gain) on sale of property, plant and equipment	28	(1,608)	(46)	(1,618)
Gain from life insurance proceeds	(505)	-	(505)	(357)
Increase in cash surrender value of life insurance policies over premiums paid	(180)	-	(750)	-
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(1,424)	1,720	(167)	(17,001)
Inventories	11,614	(5,920)	10,600	(11,870)
Accounts payable and accrued expenses	(1,655)	(3,148)	(9,562)	12,439
Other changes	(929)	819	(701)	(710)
Total adjustments	10,577	(4,141)	11,335	(2,520)
Net cash provided by (used for) operating activities	11,410	(3,169)	13,144	(2,907)

Cash Flows From Investing Activities:
Capital expenditures	(3,705)	(1,645)	(8,066)	(7,937)
Decrease (increase) in cash surrender value of life insurance policies	(11)	670	(467)	(147)
Proceeds from surrender of life insurance policies	21	-	37	19
Proceeds from sale of property, plant and equipment	209	354	305	518
Proceeds from sale of assets held for sale	-	2,403	-	2,403
Proceeds from life insurance claims	-	-	-	1,063
Acquisition of business	-	-	-	(37,308)
Net cash provided by (used for) investing activities	(3,486)	1,782	(8,191)	(41,389)

Cash Flows From Financing Activities:
Proceeds from long-term debt	11,471	40,199	91,150	52,806
Principal payments on long-term debt	(18,611)	(39,543)	(93,406)	(52,150)
Financing costs	(11)	-	(172)	-
Excess tax benefits (deficiencies) from stock-based compensation	(120)	(73)	-	8
Cash received from exercise of stock options	-	-	2	21
Cash dividends paid	(531)	(1,057)	(2,121)	(2,112)
Other	(122)	(138)	(406)	(202)
Net cash used for financing activities	(7,924)	(612)	(4,953)	(1,629)

Net decrease in cash and cash equivalents	-	(1,999)	-	(45,925)
Cash and cash equivalents at beginning of period	10	2,009	10	45,935
Cash and cash equivalents at end of period	$10	$10	$10	$10

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$66	$(83)	$753	$356
Income taxes, net	5	(1,057)	176	(489)
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	176	384	176	384
Restricted stock surrendered for withholding taxes payable	122	57	446	143
Note payable issued as consideration for business acquired	-	-	-	13,500
Post-closing purchase price adjustment for business acquired	-	-	-	500

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Insteel Industries, Inc.